Exhibti 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of April 1, 2004, (the “Effective Date”) by and between Merrion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Thomas Leonard, Ph.D. (the “Employee”), an individual residing in Wilmington, North Carolina.

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Employee, and the Employee desires to accept employment with the Company, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Employee by the Company and the compensation to be received by the Employee from the Company from time to time, and specifically the compensation to be received by the Employee pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment as the Vice President and Chief Scientific Officer of the Company upon the terms and conditions of this Agreement.

2. Duties. The Employee shall faithfully perform all duties of the Company related to the position or positions held by the Employee, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company, and all additional duties that are prescribed from time to time by the Board of Directors of the Company (the “Board”) or other designated officers of the Company. The Employee shall devote the Employee’s full time and attention to the performance of the Employee’s duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that the Employee, subject to the Employee’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the prior consent of the Company, serve on outside boards of directors for non-profit corporations. The Employee shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Employee acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

3. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated or amended as provided herein.

4. Compensation. During the Term, as compensation for the services rendered by the Employee under this Agreement, the Employee shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a) Base Salary. The Employee shall receive a monthly salary of $14,583 ($175,000 on an annual basis) payable in accordance with the then-current payroll policies of the Company or as otherwise agreed to by the parties. The Employee’s salary may be increased from time to time by the Board.

(b) Bonuses. The Employee shall be eligible to participate in all bonus or profit sharing plans adopted by the Board. The amount awarded to the Employee under any profit sharing or bonus plan shall be in the discretion of the Board or any committee administering such plan, based on its assessment of the Employee’s and the Company’s performance during the relevant period.

(c) Transaction Incentive Scheme. The Company intends to establish and operate a Transaction Incentive Scheme. The Employee will be eligible to participate in such Scheme on such terms subject to the qualification requirements and to such levels, as the Remuneration Committee of the Board may determine from time to time.

(d) Restricted Stock/Stock Options. In addition to the foregoing, as of the date of this Agreement the Employee will be entitled to subscribe for and purchase, at a price of $0.01 per share (at par), shares of common stock of the Company representing 3% of the issued and outstanding capital stock of the Company on a fully diluted basis, as more fully set out in the terms of a restricted stock agreement containing terms consistent with this Agreement and otherwise acceptable to the Employee and the Company. The number of shares of restricted stock subject to purchase by the Employee will be measured based on the amounts of issued and outstanding capital stock (on a fully-diluted basis) as of the date hereof and to be further adjusted to maintain the Employee’s three percent (3%) of the Company’s issued and outstanding capital stock on a fully-diluted basis as of the date of closing of the Series B fundraising by the Company in which it raises at least US$12,000,000. The restricted stock will vest as follows: 20% of the restricted stock will vest on the closing of the Series A fundraising, and 80% of the restricted stock will vest annually on the anniversary of this Agreement in equal amounts over the next four years, or on an accelerated basis upon achievement of certain milestones to be established by the Employee and the Company in consultation with the Remuneration Committee and set forth in the restricted stock agreement. The restricted stock agreement shall contain a “change of control” provision providing for accelerated vesting of all shares of unvested restricted stock immediately upon the happening of a change of control with respect to the Company. The term “fully diluted” means treating any issued and outstanding equity securities which are not stock but which are convertible into or exchangeable for or otherwise represent rights to subscribe for or otherwise acquire stock as the requisite number of shares of stock into which they are convertible or exercisable or for which they may be subscribed for or acquired for this purpose and the term “equity securities” shall include, without limitation, for these purposes stock, shares and any warrants, options or other rights to acquire stock or any other equity security and debt security the convertible into stock or any other equity security.

(e) Benefits. The Employee shall be entitled to receive those benefits provided from time to time to other Employee employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Employee meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Employee or any other employee of the Company.

The Company will pay 75% of the premium of a life insurance policy (reasonably approved by the Board of Directors) for three times the Employee’s base salary.

The Company will pay 75% of the premium for long term disability insurance (reasonably approved by the Board of Directors) which provides a benefit to you of 60% of the Employee’s base salary.

In the event that the Employee require family coverage for health insurance, the Company will pay 75% of the premium cost for family coverage for health insurance on terms reasonably acceptable to the Board of Directors, or, if the Employee elects not to obtain health insurance through the Company, the Company will reimburse the Employee for health insurance coverage up to the equivalent of the 75% premium cost for family coverage under the Company’s plan.

The Company intends to establish either a 401k or SEP retirement plan to allow for pre-tax contributions for retirement.

(f) Vacation. The Employee shall be entitled to five (5) weeks paid vacation per calendar year (with the vacation for any partial year being prorated) to be taken at such times as may be approved by the Board, such approval not to be unreasonably withheld. Vacation days earned in one calendar year may not be used in any subsequent calendar year. Upon the termination of the Employee’s employment with the Company, cash shall be paid in lieu of accrued but unused vacation.

(g) Business Expenses. The Company shall pay, or reimburse the Employee for, all reasonable expenses incurred by the Employee directly related to conduct of the business of the Company; provided that, the Employee complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect.

5. Termination. This Agreement and the Employee’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a) [Reserved.]

(b) Termination by the Employee. The Employee may terminate this Agreement and his employment by the Company:

(i) for “Good Reason” (as defined herein) thirty days after notice to the Company. For purposes of this Agreement, “Good Reason” shall mean, the occurrence following a Change of Control (as defined below), without the consent of the Employee, of any of the following events, unless such event is corrected within thirty (30) days after notice by the Employee to the Company of the same: (i) the Employee’s duties and responsibilities or salary are substantially reduced or diminished; (ii) the Company materially breaches its obligations under this Agreement; or (iii) the Employee’s place of employment is relocated by more than fifty (50) miles.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(1) If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).

(2) Upon the consummation of (a) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (b) a sale or other disposition of all or substantially all of the assets of the Company.

(ii) Other than for Good Reason thirty (30) days after notice to the Company.

(c) Termination by the Company. The Company may terminate this Agreement and the Employee’s employment by the Company upon notice to the Employee (or his personal representative):

(i) at any time and for any reason;

(ii) upon the death of the Employee, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Employee’s spouse or beneficiaries which are fully vested as of the date of death;

(iii) if the Employee is permanently disabled (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Employee, the Employee’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Employee shall be considered permanently disabled when a qualified medical doctor mutually acceptable to the Company and the Employee or the Employee’s personal representative shall have certified in writing that: (a) the Employee is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Employee’s duties, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (ii) by reason of mental or physical disability, it is unlikely that the Employee will be able, within one hundred and eighty (180) calendar days, to resume substantially all business duties and responsibilities in which the Employee was previously engaged and otherwise discharge the Employee’s duties under this Agreement;

(iv) upon the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within sixty (60) days after filing; provided that, such termination shall not prejudice the Employee’s rights as a stockholder or a creditor of the Company; or

(v) “for cause” (as defined herein). “For cause” shall be determined by the Board by a majority vote without the participation of the Employee in such vote and shall mean:

(1) Any material breach of the terms of this Agreement by the Employee, or the failure of the Employee to diligently and properly perform the Employee’s duties for the Company;

(2) The Employee’s misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Confidentiality Agreement (as defined herein);

(3) Any material failure to comply with the Company Policies or any other policies and/or directives of the Board;

(4) The Employee’s use of illegal drugs or any illegal substance, or the Employee’s use of alcohol in any manner that materially interferes with the performance of the Employee’s duties under this Agreement;

(5) Any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Employee which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(6) The Employee’s failure to fully disclose any material conflict of interest the Employee may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company;

(7) Any adverse action or omission by the Employee which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or

(8) The Employee’s violation of the Company’s policies prohibiting harassment, unlawful discrimination or workplace violence.

(d) Obligations of the Company Upon Termination.

(i) Upon the termination of this Agreement: (a) by the Employee pursuant to paragraph 5(b)(ii); or (b) by the Company pursuant to paragraph 5(c)(ii), (iii) or (v), the Company shall have no further obligations hereunder other than the payment of all accrued but unused vacation time and compensation and other benefits payable to the Employee through the date of such termination.

(ii) Upon termination of this Agreement: (a) by the Employee pursuant to paragraph 5(b)(i), or (b) by the Company pursuant to paragraph 5(c)(i) or (iv) and provided the Employee executes a Release and Settlement Agreement in the form acceptable to the Company: (a) the Company shall pay the Employee an amount equal to six (6) months base salary (less all applicable deductions) payable in accordance with the then-current payroll policies of the Company or as otherwise agreed to by the parties; (b) the Employee shall to be entitled to receive all Company benefits including accrued but unused vacation to which the Employee was entitled as of the date of termination, subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to a non-employee (or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof), at the same average level and on the same terms and conditions which applied immediately prior to the date of the Employee’s termination, for the shorter of: (i) six (6) months following the date of such termination or (ii) until the Employee obtains reasonably comparable coverage from another employer; and (c) all options previously granted to the Employee that would have vested over the next six (6) months of the Employee’s employment will immediately vest and become exercisable as of the date of termination. At any time during the severance period as set forth above, the Company may elect to pay a lump sum amount to the Employee which represents the reasonable value of such benefits reduced to their present value in lieu of continuing payment of benefits.

6. Confidentiality Agreement. The terms of the Confidentiality, Inventions, and Non-Competition Agreement by and between the Company and the Employee, dated _______     , 2004 (the “Confidentiality Agreement”), are hereby incorporated by reference and are a material part of this Agreement.

7.	Representations and Warranties.

(a) The Employee represents and warrants to the Company that the Employee’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Employee in confidence or in trust prior to the Employee’s employment by the Company. The Employee represents and warrants to the Company that the Employee has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b) The Employee represents and warrants to the Company that the Employee has not brought and shall not bring with the Employee to the Company, or use in the performance of the Employee’s responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Employee prior to the Employee’s employment with the Company, unless the Employee has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8. Indemnification by the Employee. The Employee shall indemnify and hold harmless the Company, its directors, officers, stockholders, agents, and employees against all claims, costs, expenses, liabilities, and lost profits, including amounts paid in settlement, incurred by any of them as a result of the breach by the Employee of any provision of this Agreement.

9. Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telecopier or other similar device to the attention of the Company President or Chief Executive Officer with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company at 219 Racine Drive, Suite D, Wilmington, North Carolina 28403 and to the Employee at 2201 South Live Oak Parkway, Wilmington, North Carolina 28405.

10. Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Employee and his personal representatives.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supercedes all prior agreements and understandings between the parties with respect to the same.

12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13. Amendment and Waiver. No provision of this Agreement, including the provisions of this Paragraph, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14. No Assignment. Neither this Agreement nor any interest herein may be assigned by either party without the consent of the other party.

15. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, other than its rules with respect to choice of law.

16. Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the District Court of New Hanover County, North Carolina or in the United States District Court for the Eastern District of North Carolina (assuming that such court has subject matter jurisdiction over such suit, action or proceeding). Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18. Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MERRION PHARMACEUTICALS, INC.

By:	/s/ Michael McKenna
Name:	Michael McKenna
Title:	CEO

/s/ Thomas Leonard
Dr. Thomas Leonard